Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the September 30, 2019 Quarter

Company Release – 10/17/2019

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended September 30, 2019 of $3.5 million, or $0.37 per diluted share, compared to $2.1 million, or $0.22 per diluted share, for the three months ended September 30, 2018. Net income for the nine months ended September 30, 2019 was $8.3 million, or $0.88 per diluted share, compared to $6.5 million, or $0.70 per diluted share, for the nine months ended September 30, 2018.

David Mansfield, CEO of The Provident Bank, said, “I am extremely pleased with the third-quarter results. Year-to-date net loan growth of $91 million, a strong net interest margin of 4.44%, and an efficiency ratio of 53.40% resulted in our 1.32% return on assets results this quarter, the highest we’ve seen since going partially public in 2015. Yesterday, we completed our conversion from a mutual holding company to a fully stock holding company. The capital raised through the offering will allow the Bank to continue executing its growth strategy in both specialized commercial lending and deposit initiatives. We are proud of our quarterly and year-to-date results, as they reflect the success of our strategic execution. We look forward to building upon this success.”

Net interest and dividend income before provision for loan losses increased by $1.7 million, or 17.6%, compared to the three months ended September 30, 2018, and increased by $4.5 million, or 16.6%, compared to the nine months ended September 30, 2018. The growth in net interest and dividend income this quarter over the prior year’s third quarter is primarily the result of an increase in our average interest earning assets of $122.7 million, or 14.0%, and an increase in net interest margin of 13 basis points to 4.44%. The growth in net interest income for the nine months ended September 30, 2019 compared to the same period in 2018 is primarily the result of an increase in average interest earning assets of $103.3 million, or 12.1%, and an increase of the net interest margin of 17 basis points to 4.44%.

Provisions for loan losses of $833,000 were recognized for the three months ended September 30, 2019 compared to $1.4 million for the same period in 2018. For the nine months ended September 30, 2019, $3.6 million of provisions were recognized compared to $2.7 million for the nine months ended September 30, 2018. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends. We had $2.6 million in loan net charge-offs year-to-date compared to net charge-offs of $1.3 million for the same period 2018. Charge-offs in 2019 primarily resulted from three commercial relationships that the Bank charged-off in the first six months of 2019.

The allowance for loan losses as a percentage of total loans was 1.32% as of September 30, 2019 compared to 1.38% as of December 31, 2018. The allowance for loan losses as a percentage of non-performing loans was 207.73% as of September 30, 2019 compared to 186.55% as of December 31, 2018. Non-performing loans were $6.0 million, or 0.56% of total assets as of September 30, 2019, compared to $6.3 million, or 0.64% of total assets, as of December 31, 2018. The non-performing loans at September 30, 2019 consisted primarily of two commercial and industrial loan relationships. Impairment was evaluated and specific reserves of $133,000 were allocated to impaired loans as of September 30, 2019.

In May 2011, the Bank joined the BancAlliance Network. BancAlliance has a membership of approximately 200 community banks that together participate in middle market commercial and industrial loans as a way to diversify their commercial portfolio. During the nine months ended September 30, 2019, the Bank charged-off one commercial and industrial loan totaling $917,000 and accepted a short-sale of another loan, each of which was originated through the BancAlliance Network. The accepted short-sale resulted in a charge-off of $589,000 on a $1.2 million loan relationship. As of September 30, 2019, the Bank has seven BancAlliance loan relationships remaining totaling $9.2 million. Out of the seven relationships, four totaling $4.7 million are pass rated and three totaling $4.5 million are substandard. Included in our substandard loans is one relationship totaling $1.9 million that is on non-accrual and deemed impaired. We have allocated specific reserves totaling $133,000 for this relationship. Our last BancAlliance loan origination was in February 2017 and at this time we are not anticipating originating any new loans through this network.

Noninterest income decreased $19,000, or 1.8%, to $1.0 million for the three months ended September 30, 2019 compared to $1.1 million for the three months ended September 30, 2018. The decrease is primarily due to a decrease in other service charges and fees of $52,000, or 10.4%, partially offset by an increase of $24,000, or 6.3%, in customer service fees on deposit accounts. For the nine months ended September 30, 2019, noninterest income decreased $48,000, or 1.5%, $3.1 million for the nine months ended September 30, 2019 compared to $3.2 million for the nine months ended September 30, 2018. The decrease is primarily due to a decrease in other service charges and fees of $183,000, or 11.8%, partially offset by an increase of $113,000 in gains on sales of securities.

Noninterest expense increased $237,000, or 3.8%, to $6.5 million for the three months ended September 30, 2019 compared to $6.2 million for the three months ended September 30, 2018. The increase is primarily due to an increase in salaries and employee benefits expense, partially offset by a decrease in professional fees. The increase of $328,000, or 7.9%, for the three months ended September 30, 2019 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2018. The decrease of $154,000, or 56.2%, for the three months ended September 30, 2019 in professional fees was due to legal expenses incurred in 2018 related to certain subordinated lienholders that disputed the priority of the Bank’s liens and the right of the Bank to retain proceeds from a foreclosure sale. For the nine months ended September 30, 2019, noninterest expense increased $1.1 million, or 5.7%, to $20.1 million compared to $19.0 million for the nine months ended September 30, 2018. The primary increases for the nine months ended September 30, 2019 were salary and employee benefits expense, occupancy expense, professional fees, and other expense. The increase of $463,000, or 3.7%, for the nine months ended September 30, 2019 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2018. The increase of $244,000, or 18.4%, in occupancy expense for the nine months ended September 30, 2019 was primarily due to the acceleration of our leasehold improvements amortization related to the closure of our Hampton, New Hampshire branch in May 2019. The increase of $187,000, or 22.0%, for the nine months ended September 30, 2019 in professional fees was primarily due to increased consulting services to aid in our efforts to implement a continuous improvement culture and our development of deposit products and services. The increase of $120,000, or 4.5%, in other expense was primarily due to other real estate owned expenses and increased telecommunication expenses.

As of September 30, 2019, total assets have increased $104.3 million, or 10.7%, to $1.1 billion compared to $974.1 million at December 31, 2018. The primary reasons for the increase are increases in net loans, cash and cash equivalents, premises and equipment, and other assets, partially offset by a decrease in investments in available-for-sale securities. Net loans increased $90.8 million, or 10.9%, to $926.3 million as of September 30, 2019 compared to $835.5 million at December 31, 2018. The increase in net loans was due to an increase in commercial loans of $61.2 million, or 16.9%, and an increase in commercial real estate loans of $47.3 million, or 13.0%, offset by a decrease of $8.3 million, or 14.4%, in residential real estate loans and a decrease of $4.5 million, or 22.8%, in consumer loans. The increase in cash and cash equivalents of $10.4 million, or 36.2%, resulted from the receipt of stock subscription orders pending completion of the stock offering. The increase in premises and equipment of $8.0 million, or 49.6%, was primarily due to increases in construction in progress costs of $4.3 million, or 77.3%, and the adoption of ASU (Accounting Standards Update) No. 2016-02, Leases (Topic 842). This standard was effective January 1, 2019 and required us to recognize on our balance sheet right-of-use assets, which approximate the present value of our remaining lease payments. As of September 30, 2019, the balance of our right-of-use assets was $3.7 million. The increase in other assets of $1.9 million, or 66.2%, is primarily due to an increase in receivables and deferred expenses from our second-step conversion and related stock offering. The decrease in investments in available-for-sale securities of $6.1 million, or 11.8%, resulted primarily from principal pay downs partially offset by an increase in the fair value of the securities.

Total liabilities increased $94.0 million, or 11.1%, due to increased deposits and operating lease liabilities, partially offset by a decrease in borrowings. Deposits were $897.3 million as of September 30, 2019, representing an increase of $129.2 million, or 16.8%, compared to December 31, 2018. The primary reason for the increase in deposits was due to an increase of $92.6 million, or 84.7%, in savings accounts, an increase of $17.3 million, or 17.7%, in time deposits, and an increase in money market accounts of $28.2 million, or 12.3%, partially offset by a decrease in NOW and demand deposits of $8.8 million, or 2.7%. The increase in savings accounts is primarily due to the receipt of stock subscription orders pending completion of the stock offering. The increase in time deposits is primarily due to increases in brokered certificates of deposit of $6.8 million, or 12.1%, and an increase of $8.8 million, or 169.6%, from Qwickrate, where we gather certificates of deposit nationwide by posting rates we will pay on these deposits. Money market deposits increased due to deposit initiatives. NOW and demand deposits decreased due to the decrease in some of our high rate relationships. Borrowings decreased $38.0 million, or 55.9%, to $30.0 million as of September 30, 2019 primarily due to the receipt of stock subscription orders pending completion of the stock offering. Operating lease liabilities were $3.9 million as of September 30, 2019 due to the adoption of ASU No. 2016-02.

As of September 30, 2019, shareholders’ equity was $135.9 million compared to $125.6 million at December 31, 2018, representing an increase of $10.3 million, or 8.2%. The increase is primarily due to net income of $8.3 million for the current year.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Maryland corporation that was formed in 2019 to be the successor corporation to Provident Bancorp, Inc., a Massachusetts corporation, and the holding company for The Provident Bank. The Provident Bank, a subsidiary of Provident Bancorp, Inc., is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	September 30,	December 31,
(In thousands)	2019	2018
Assets	(unaudited)
Cash and due from banks	$13,729	$10,941
Short-term investments	25,238	17,672
Cash and cash equivalents	38,967	28,613
Investments in available-for-sale securities (at fair value)	45,328	51,403
Federal Home Loan Bank stock, at cost	1,636	2,650
Loans, net	926,281	835,528
Bank owned life insurance	26,752	26,226
Premises and equipment, net	24,057	16,086
Other real estate owned	1,740	1,676
Accrued interest receivable	2,567	2,638
Deferred tax asset, net	6,347	6,437
Other assets	4,690	2,822
Total assets	$1,078,365	$974,079

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$235,082	$195,293
Interest-bearing	662,198	572,803
Total deposits	897,280	768,096
Borrowings	29,983	68,022
Operating lease liabilities	3,881	-
Other liabilities	11,370	12,377
Total liabilities	942,514	848,495
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized;
9,658,284 shares issued, 9,621,822 shares outstanding
at September 30, 2019 and 9,662,181 shares issued,
9,625,719 shares outstanding at December 31, 2018	-	-
Additional paid-in capital	46,911	45,895
Retained earnings	91,609	83,351
Accumulated other comprehensive income (loss)	559	(255)
Unearned compensation - ESOP	(2,440)	(2,619)
Treasury stock: 36,462 shares	(788)	(788)
Total shareholders' equity	135,851	125,584
Total liabilities and shareholders' equity	$1,078,365	$974,079

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Interest and dividend income:	(unaudited)
Interest and fees on loans	$12,841	$10,219	$36,810	$29,420
Interest and dividends on securities	406	411	1,230	1,256
Interest on short-term investments	69	203	136	287
Total interest and dividend income	13,316	10,833	38,176	30,963
Interest expense:
Interest on deposits	1,691	1,225	4,659	3,154
Interest on borrowings	568	204	1,701	522
Total interest expense	2,259	1,429	6,360	3,676
Net interest and dividend income	11,057	9,404	31,816	27,287
Provision for loan losses	833	1,421	3,649	2,715
Net interest and dividend income after provision for loan losses	10,224	7,983	28,167	24,572
Noninterest income:
Customer service fees on deposit accounts	404	380	1,089	1,081
Service charges and fees - other	450	502	1,368	1,551
Gain on sale of securities, net	-	-	113	-
Bank owned life insurance income	175	172	525	515
Other income	11	5	47	43
Total noninterest income	1,040	1,059	3,142	3,190
Noninterest expense:
Salaries and employee benefits	4,478	4,150	13,046	12,583
Occupancy expense	373	456	1,567	1,323
Equipment expense	105	118	320	361
Data processing	188	200	542	597
Marketing expense	115	54	239	168
Professional fees	120	274	1,038	851
Directors' fees	188	141	557	467
Other	893	830	2,780	2,660
Total noninterest expense	6,460	6,223	20,089	19,010
Income before income tax expense	4,804	2,819	11,220	8,752
Income tax expense	1,295	741	2,962	2,262
Net income	$3,509	$2,078	$8,258	$6,490

Earnings per share:
Basic	$0.38	$0.22	$0.89	$0.70
Diluted	$0.37	$0.22	$0.88	$0.70

Weighted Average Shares:
Basic	9,294,821	9,247,367	9,281,073	9,233,760
Diluted	9,383,497	9,355,410	9,338,413	9,309,712

Provident Bancorp, Inc.

Selected Financial Ratios

	For the three		For the nine
	months ended		months ended
	September 30,		September 30,
	2019	2018	2019	2018
(unaudited)
Performance Ratios:
Return on average assets (1)	1.32%	0.90%	1.08%	0.96%
Return on average equity (1)	10.47%	6.82%	8.35%	7.26%
Interest rate spread (1) (3)	4.04%	4.00%	4.06%	4.01%
Net interest margin (1) (4)	4.44%	4.31%	4.44%	4.27%
Non-interest expense to average assets (1)	2.44%	2.70%	2.63%	2.81%
Efficiency ratio (5)	53.40%	59.48%	57.65%	62.37%
Average interest-earning assets to
average interest-bearing liabilities	144.23%	146.08%	143.44%	145.65%
Average equity to average assets	12.64%	13.20%	12.97%	13.24%

	At	At	At
	September 30,	December 31,	September 30,
(unaudited)	2019	2018	2018
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.32%	1.38%	1.40%
Allowance for loan losses as a percent of non-performing loans	207.73%	186.55%	151.40%
Non-performing loans as a percent of total loans (2)	0.64%	0.74%	0.93%
Non-performing loans as a percent of total assets	0.56%	0.64%	0.80%
Non-performing assets as a percent of total assets (6)	0.72%	0.81%	0.80%

(1)	Annualized.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.